Exhibit 99.1

Sirona Dental Systems, Inc. Enters Into New Credit Facility

Long Island City, New York, November 28, 2006 – Sirona (Nasdaq: SIRO), one of the leading global manufacturers of high-quality dental equipment and technologies, today announced that it entered into a new credit facility on November 22, 2006. The new facility provides the Company with expanded borrowing capacity, reduced borrowing costs, and less restrictive covenants. The new facility consists of three five year tranches, a US$ denominated loan of $150 million, a EURO denominated loan of €275 million (approximately $350 million), and a revolving credit facility that allows the Company to borrow up to $150 million. The revolving credit facility also includes an accordion feature that provides the company the option to pursue up to $150 million of additional capacity.

Initial borrowings under the new credit facility plus excess cash were used to retire the outstanding borrowings under the Company’s previous credit facilities, which stood at EURO 326.6 million (approximately $415 million) and $118.7 million on November 24, 2006.

Under Sirona’s current financial ratios, the new credit facility will carry an interest rate of Euribor or Libor plus 75 basis points. The Company’s previous senior debt and mezzanine credit facilities carried an interest rate of Euribor or Libor plus margins between 225 and 325 basis points for the senior debt facility and 950 basis points for the mezzanine facility.

As a result of the refinancing, Sirona will record a non-cash charge of approximately $20 million (pre-tax) in the quarter ended December 31, 2006, as it will expense the remaining unamortized deferred financing fees related to its previous credit facilities as well as an early prepayment penalty of approximately $1.1 million. In addition, Sirona will incur financing charges which will be capitalized and expensed over five years, the life of the new debt.

Commenting on the refinancing, Simone Blank, Executive Vice President and Chief Financial Officer, said: “The Company’s previous financial structure was the result of leveraged buyout financing. Our continued strong cash flow generation enabled us to refinance our credit facility on very favorable terms for the Company. The expanded borrowing capacity and less restrictive covenants will also provide improved flexibility.”

The refinancing was underwritten by JPMorgan and UBS.

About Sirona Dental Systems, Inc.

Recognized as one of the world’s leading manufacturers of high quality dental equipment and technologies, Sirona (formerly Siemens Dental) has served equipment dealers and dentists worldwide for more than 125 years. Sirona develops, manufactures, and markets a complete line of dental products, including the

CAD/CAM restoration equipment (CEREC), digital and film-based intra-oral, panoramic and cephalometric X-ray imaging systems, dental treatment centers and handpieces. On June 20, 2006, Sirona completed its acquisition of Schick Technologies, an ISO 9001 certified company, which designs, develops, and manufactures innovative digital x-ray imaging systems for the dental markets, based on proprietary digital imaging technologies. Visit http://www.sirona.com for more information about Sirona and its products.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The matters discussed in this news release are subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include uncertainties as to the future sales volume of the Company’s products, the possibility of changing economic, market and competitive conditions, dependence on products, dependence on key personnel, technological developments, intense competition, market uncertainties, dependence on distributors, ability to manage growth, dependence on key suppliers, and other risks and uncertainties including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

Contact information:

John Sweeney, CFA

Sirona Dental Systems, Inc.

Director of Investor Relations

+1 718 482 2184

john.sweeney@sirona.com